News Release Questar Corporation 333 South State Street P.O. Box 45433 Salt Lake City, UT 84145-0433
Exhibit 99.1

March 9, 2015
(N)
NYSE:STR
15-08

Contact: Chad Jones
Business: (801) 324-5495

Questar Corp. Executive Vice President Allan Bradley to retire;
Micheal Dunn named as his replacement

SALT LAKE CITY - Questar Corp. (NYSE: STR) announced today that Allan Bradley, Questar executive vice president (EVP) and president and chief executive officer (CEO) of Questar Pipeline, has elected to retire, effective June 1, 2015. Bradley has led Questar’s interstate pipeline subsidiary since 2005, after 30 years with other energy companies.
"Allan has been a key advisor on our management team and his knowledge and experience have been instrumental to Questar's success," said Ron Jibson, Questar chairman, president and CEO. “It has been a privilege and honor to work with him, and his hard work and accomplishments are evident given Questar Pipeline’s success under his leadership. Questar shareholders and employees wish him well in retirement.”
Questar concurrently announced that Micheal Dunn will become Questar Corp. EVP and president of Questar Pipeline, effective April 16, 2015.
“We’re pleased to bring someone with Micheal’s qualifications to Questar,” Jibson said. “He’s a great fit, bringing 25 years of leadership experience in the energy business and with a major interstate pipeline. He has been responsible for strategic planning, operations and engineering, including overseeing capital budgets in excess of $1 billion with one of the nation’s largest companies.”
Dunn comes to Questar after serving since 2010 as president and CEO of PacifiCorp Energy, a subsidiary of Berkshire Hathaway Energy. Prior to that, Dunn was president of Kern River Gas Transmission Company, Berkshire Hathaway Energy’s interstate pipeline subsidiary. Dunn joined Kern River in 1990, oversaw pipeline construction and served in numerous engineering and operations management positions.
Dunn graduated in 1988 from the University of Oklahoma with a bachelor’s degree in civil engineering.
In addition to these changes, Craig Wagstaff, Questar EVP and chief operating officer of Questar Gas Company has been named Questar EVP and President, Questar Gas Company. Both Dunn and Wagstaff will report to Jibson.
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Questar Corp. is a Rockies-based integrated natural gas company with an enterprise value of about $5.6 billion, operating through three principal subsidiaries:
Wexpro develops and produces natural gas on behalf of Questar Gas; Questar Pipeline operates interstate natural gas pipelines and storage facilities in the western U.S.; and Questar Gas provides retail natural gas distribution in Utah, Wyoming and Idaho. For more information, visit Questar’s website at: www.questar.com.

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